Exhibit 10.4
EXECUTED VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), effective as of September 29, 2014 (the “Effective Date”), by and between American Apparel, Inc., a Delaware corporation (the “Company”), and Hassan Natha (herein referred to as the “Executive”).
WHEREAS, the Company and the Executive deem it to be in their respective best interests to enter into an agreement providing for the Company’s employment of the Executive pursuant to the terms herein stated;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.           Employment; Position and Duties; Exclusive Services.
(a)          Employment.  The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.
(b)          Position and Duties.  During the Term, the Executive (i) agrees to serve as the Executive Vice President  and Chief Financial Officer of the Company and to perform such reasonably related duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”), (ii) shall report only to the Board, the Chairman of the Board, the Chief Executive Officer, and the President  of the Company, (iii) shall be given such authority as is appropriate given the Executive’s position in a company the nature and size of the Company to carry out the duties described above, and (iv) agrees to serve, if elected, at no additional compensation in the position of officer or director of any subsidiary or affiliate of the Company.
(c)          Exclusive Services.  During the Term, and except for illness or incapacity and service on non-profit boards, approved by the Board in its discretion, that do not materially adversely affect or interfere with the performance of the Executive’s duties and obligations to the Company or any of its subsidiaries or affiliates, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries and affiliates, shall not be engaged in any other business activity, and shall perform and discharge the duties which may be assigned to him from time to time by the Board, the Chairman of the Board or the Chief Executive Officer consistent with his position.
(d)          Place of Employment.  The Executive shall perform his duties out of the Company’s Los Angeles, California office (as same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to in writing by the Company and the Executive. The Executive will be commuting to the Company’s Los Angeles California office. Notwithstanding anything herein to the contrary, the Company hereby agrees that this fact shall in no way be considered a breach of any term of this Agreement.
2.            Term of Agreement.
The term of employment under this Agreement shall initially be the twelve months commencing on September 29, 2014 (the “Effective Date”) and ending on September 28, 2015, and shall be automatically extended without further action by either party for successive one-year periods as of each September 29 (beginning September 29, 2015) (each, an “Extension Date”), unless written notice of either party’s intention to terminate this Agreement has been given to the other party at least 90 calendar days prior to the expiration of the Term (including any one-year extension thereof).  As used in this Agreement, the “Term” shall mean the initial one year term plus any extensions thereof as provided in this Section 2.
3.            Salary and Bonuses.
The Executive’s cash compensation for all services to be rendered by him in any capacity hereunder shall consist of base salary and other compensation as provided in this Section.
(a)          Salary.  The Executive shall be paid a base salary at the rate of $400,000.00 per annum.  The Salary shall be payable in accordance with the customary payroll practices for executives of the Company.  The amount of the Executive’s Salary will be reviewed not less often than annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased on the basis of such review.  The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Salary.”
(b)           Performance Bonuses
(i)          The Executive will be eligible to receive an annual incentive compensation award in respect of each fiscal year of the Company during the Term, commencing with fiscal year 2014, with a target payment equal to 50% of Salary during each such fiscal year, subject to the terms and conditions of the Company’s annual bonus plan, and further subject to written sales, EBITDA, net debt and inventory goals, criteria or targets, including, without limitation, the timely delivery of reviewed and audited, as applicable, financial statements and timely required SEC filings, all as determined by the Board or the Compensation Committee in its or their sole discretion in respect of each such fiscal year (each such bonus, an “Annual Bonus”).    Any Annual Bonus earned shall be payable in a lump sum in cash. The Annual Bonus earned in respect of each fiscal year of the Company during the Term, if any, shall be paid to the Executive in the fiscal year immediately following the fiscal year for which the bonus is earned, but in all events no later than the earlier of (A) ten days after the filing of the Company’s Form 10-K with the Securities Exchange Commission, and (B) 90 days after the end of the applicable fiscal year for which the bonus is earned.
(ii) For the fiscal year ending December 31, 2014 the Executive shall be entitled to an Annual Bonus of not less than $50,000.
4.            Equity Awards.
The Compensation Committee of the Board is in the process of developing a long term incentive plan (the “LTIP”) for senior management. If an LTIP becomes effective, the Executive shall be entitled to participate in the LTIP at a level commensurate with Executive’s title and responsibilities. Any equity awards pursuant to the LTIP will be at the sole discretion of the Board. Immediately upon (a) a change of control of the Company, as defined in the LTIP, or (b) a termination of Executive’s employment (i) upon the Executive’s death or Disability (as defined below), (ii) by the Company without Cause (as defined below), or (iii) by the Executive with Good Reason (as defined below), all outstanding stock-based awards (including without limitation, restricted stock, phantom stock, and performance stock), stock options, and similar equity-based awards, and all restricted cash awards, in each case made to the Executive under the LTIP, shall be payable and/or vest as provided in the LTIP and the award to Executive, as applicable.
5.           Pension and Welfare Benefits.
During the Term, the Executive will be entitled to participate in all pension and welfare plans, programs and benefits that are applicable to executives of the Company.
6.          Other Benefits.
(a)          Travel and Business-related Expenses.  During the Term, the Executive shall be promptly reimbursed in accordance with the written policies of the Company for traveling and other expenses reasonably incurred in the performance of the business of the Company.

(b)          Relocation Expenses.  During the one-year period beginning on the Effective Date, the Company shall pay the Executive a cash stipend of $5,000 per month to cover transitional relocation expenses, such as housing (including apartment rental), travel and other similar expenses (the “Relocation Stipend”). The Relocation Stipend shall be paid in accordance with the same payment schedule as the Executive’s Salary.
(c)           Vacation; Leaves of Absence.  During the Term, the Executive shall be allowed time away with pay on the same basis as the Company generally provides to other executives of the Company, provided, that the Executive shall be provided with no less than 20 paid vacation days and paid federal holidays.
7.            Termination of Employment.  Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors of any of the Company’s affiliates and direct or indirect subsidiaries (and any committees thereof), if applicable, and agrees to resign as an officer of the Company and each of the Company’s affiliates and direct or indirect subsidiaries.
(a)           Termination for Cause; Resignation Without Good Reason.
(i)    If the Executive’s employment is terminated by the Company for Cause (as defined below in this Section) or if the Executive resigns from his employment without Good Reason other than for death or Disability (as defined below in Section 7(d)), prior to the expiration of the Term, the Executive shall be entitled to receive:  (A) the Salary provided for in Section 3(a) and the Relocation Stipend, both as accrued through the date of such resignation or termination; and (B) any unreimbursed expenses, each within 30 days following termination.  The Executive shall not accrue or otherwise be eligible to receive Salary payments or to participate in any plans, programs or benefits described in Section 5 hereof with respect to periods after the date of such termination or resignation and shall not be eligible to receive any annual performance bonus or long term performance bonus in respect of the year of such termination or resignation or any calendar year following the year in which such termination or resignation occurs.  Any bonus earned in respect of a year prior to the year in which such termination or resignation occurs shall be payable at the same time and in the same manner as bonuses are paid to participants in the applicable bonus plan.
Subject to Section 18, the Executive shall have no right under this Agreement or otherwise to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation of employment (except to the extent provided for under the terms of any such plan, arrangement or benefit).
(ii)           Termination for “Cause” shall mean termination by action of the Board because of: (A) the Executive’s willful and continued failure (other than by reason of the incapacity of the Executive due to physical or mental illness) substantially to perform his duties hereunder; (B) the Executive’s failure (other than by reason of the incapacity of the Executive due to physical or mental illness) to perform such reasonable duties as are assigned to him from time to time by the Board, the Chairman of the Board, the Chief Executive Officer, or the President of the Company; (C) the conviction of the Executive or the Executive entering a plea of guilty or nolo contendere to a crime that constitutes a felony or the perpetration by the Executive of a serious dishonest act against the Company or any of its affiliates or subsidiaries; (D) any willful misconduct by the Executive in connection with the performance of his duties, including, without limitation, conduct that is materially injurious to the financial condition or business reputation of the Company or any of its affiliates or subsidiaries, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; (E) commission by Executive of an act involving moral turpitude, dishonesty, theft, unethical business conduct, or conduct that materially impairs or injures the reputation of, or harms, the Company; (F) aiding a competitor to the Company in a manner that adversely affects the Company; (G) failure by Executive to devote his full time and best efforts to the Company’s business and affairs; (H) misappropriation of a Company opportunity for the Executive’s personal benefit; (I) a material breach of the Executive’s obligations under this Agreement or under any

Company written policy applicable to the Executive; or (J) chronic alcoholism or drug abuse which materially affects the Executive’s performance hereunder, provided, however, that no event or circumstance shall be considered to constitute Cause within the meaning of this clause (ii) unless the Executive has been given written notice of the events or circumstances constituting Cause within 30 calendar days of the Company becoming aware of the initial occurrence of such event or circumstance and, for those events or circumstances capable of cure (but only for those capable of a cure), Executive has failed to effect a cure thereof within 30 calendar days following the receipt of such notice.
(iii)              Resignation for “Good Reason” shall mean the resignation of the Executive because of (A) a material reduction in the Executive’s responsibilities, duties, authority, status or titles as described in Section 1 above or any reduction in the Executive’s Annual Salary or Annual Bonus opportunity, or a material reduction in the benefits provided to the Executive; (B) failure by the Company to pay or provide the Executive when due any compensation, benefits or perquisites to which the Executive is entitled pursuant to this Agreement or any other plan, contract or arrangement in which the Executive participates or is entitled to participate; (C) a material change in the Executive’s reporting structure; (D) failure of any successor (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement (either by operation of law or in writing), (E) if Executive has moved his permanent residence to the Los Angeles metropolitan area, a relocation of the principal location at which the Executive is required to provide services to any office or location more than fifty (50) miles from the one described in Section 1(d) hereof; or (F) a material breach of the Company’s obligations under this Agreement; provided, however, that no event or circumstance shall be considered to constitute Good Reason within the meaning of this clause (iii) unless the Company has been given written notice of the events or circumstances constituting Good Reason by the Executive within 30 calendar days of the initial occurrence of such event or circumstance and, for those events or circumstances capable of cure (but only for those capable of a cure), the Company has failed to effect a cure thereof within 30 calendar days following the receipt of such notice.
(iv)              The date of termination of employment by the Company pursuant to this Section 7(a) shall be the date specified in a written notice of termination from the Company to the Executive, which, in the case of a proposed termination to which the 30-day cure period provided for in subsection (ii) above applies shall be no less than 31 calendar days after the delivery of such notice to the Executive.  The date of a resignation by the Executive pursuant to this Section 7(a) shall be the date specified in the written notice of resignation from the Executive to the Company or, if no date is specified therein, ten (10) business days after receipt by the Company of the written notice of resignation from the Executive.

(b)            Termination Without Cause, Resignation for Good Reason.
(i)              If the Executive’s employment is terminated by the Company without Cause or if the Executive should resign for Good Reason, prior to the expiration of the Term, he shall be entitled to receive:  (A) the Salary provided for in Section 3(a) and the Relocation Stipend provided for in Section 6(b), both as accrued through the date of such resignation or termination and both payable within 30 days following termination and, subject to the Executive’s execution and delivery of a general release of all claims against the Affiliated Companies and the expiration of any release revocation period, which release shall be consistent with the terms of this Agreement and in form reasonably acceptable to the Company (the “Release”), within sixty (60) calendar days following termination of employment, continued payment of the Executive’s then-current Salary and the Relocation Bonus (if applicable) for a period of six (6) months (the “Continuation Period”), payable in accordance with the Company’s usual payment practices; provided that the first payment shall be made on the sixtieth (60th) calendar day following termination of employment and shall include payment of any amounts that would otherwise be due prior thereto; (B) at the time of, on the terms of, and otherwise consistent with payments to similarly-situated executives, (x) any Annual Bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination or resignation occurs and (y) an Annual Bonus for the calendar year in which the Executive’s termination of employment or resignation occurs equal to a pro rata portion of the Executive’s target Annual Bonus, if any, for such year, determined on the basis of the number of days in such year through the date of the Executive’s termination of employment or resignation, provided, however, that if the Executive’s employment is terminated during the first three months of a fiscal year, no such bonus shall be payable with respect to that fiscal year; and (C) any unreimbursed expenses.
Except to the extent required pursuant to Section 22 hereof, during the Continuation Period, Salary payments to the Executive shall be payable in accordance with the customary payroll practices of the Company.
Subject to the Executive’s execution and delivery of the Release and the expiration of any release revocation period within sixty (60) calendar days following termination of employment, the Executive (and those eligible dependents who were participants in the applicable plans as of the termination date) shall also be entitled to continued participation in the medical, dental and insurance plans and arrangements described in Section 5, on the same terms and conditions as are in effect immediately prior to such termination or resignation, until the earlier to occur of (i) the last day of the Continuation Period and (ii) such time as the Executive is entitled to comparable benefits provided by a subsequent employer.  Anything herein to the contrary notwithstanding, the Company shall have no obligation to continue to maintain during the Continuation Period any plan or program solely as a result of the provisions of this Agreement.  If, during the Continuation Period, the Executive is precluded from participating in a plan or program by its terms or applicable law or if the Company for any reason ceases to maintain such plan or program, the Company shall provide the Executive with compensation or benefits the aggregate value of which, in the reasonable judgment of the Company, is no less than the aggregate value of the compensation or benefits that the Executive would have received under such plan or program had he been eligible to participate therein or had such plan or program continued to be maintained by the Company.
(ii)             Except as may be provided under the terms of any applicable grants to the Executive under the LTIP, Section 18, any plan or arrangement in which the Executive participates, or as may be otherwise required by applicable law (including, without limitation, the provisions of Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Executive shall have no right under this Agreement or any other agreement to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation of employment.  In the event of a termination or resignation pursuant to this Section 7(b), the Executive shall have no duty of mitigation with respect to amounts payable to him pursuant to this Section 7(b) or other benefits to which he is entitled pursuant hereto, except as provided in the immediately preceding paragraph.  Notwithstanding anything to the contrary in this Agreement, the right of the Executive to receive payments provided for in this Section 7(b) shall be subject to Section 8 of this Agreement.

(iii)             The date of termination of employment by the Company pursuant to this Section 7(b) shall be the date specified in the written notice of termination from the Company to the Executive or, if no date is specified therein, ten business days after receipt by the Executive of the written notice of termination from the Company.  The date of a resignation by the Executive pursuant to this Section 7(b) shall be the date specified in the written notice of resignation from the Executive to the Company which, in the case of a proposed resignation to which the 30-day cure period provided for in subsection 7(a)(iii) above applies shall be no less than 31 days after the delivery of such notice to the Company; and in the case of a proposed resignation to which the 30-day cure period does not apply and in which no date is specified therein, the date of resignation shall be ten business days after receipt by the Company of the written notice of resignation from the Executive.
(c)           Death.  If the Executive’s employment hereunder terminates by reason of death prior to expiration of the Term, the Executive’s beneficiary (or if no such beneficiary is designated, his estate) shall be entitled to receive:  (i) the Salary provided for in Section 3(a) and the Relocation Stipend provided for in Section 6(b), both as accrued through the date of the Executive’s death; (ii) any Annual Bonus earned but not yet paid in respect of any calendar year preceding the year in which the Executive’s death occurs; (iii) an Annual Bonus for the calendar year in which the Executive’s death occurs equal to a pro rata portion of the Executive’s target Annual Bonus, if any, for such year, determined on the basis of the number of days in such year through the date of the Executive’s death; and (iv) any unreimbursed expenses.  Annual Bonus payments provided for in this Section 7(c) shall be made at the same time and in the same manner as bonuses are paid to participants in the applicable bonus plan.  As used in this Section, the term “beneficiary” includes both the singular and the plural of such term, as may be appropriate.
(d)           Disability.  If, the Executive is terminated from employment by the Company as a result of the Executive’s Disability (as defined below in this Section), the Executive, his conservator or guardian, as the case may be, shall be entitled to receive:  (i) the Salary provided for in Section 3(a) and the Relocation Stipend provided for in Section 6(b), both as accrued through the date of the Executive’s termination of employment; (ii) any Annual Bonus earned but not yet paid in respect of any calendar year preceding the year in which the Executive’s termination of employment occurs; (iii) an Annual Bonus for the calendar year in which the Executive’s termination of employment occurs equal to a pro rata portion of the Executive’s target Annual Bonus, if any, for such year, determined on the basis of the number of days in such year through the date of the Executive’s termination of employment; and (iv) any unreimbursed expenses.  Annual Bonus payments provided for in this Section 7(d) shall be made at the same time and in the same manner as bonuses are paid to participants in the applicable bonus plan.  For purposes of this Agreement, “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve months.  Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company.
(e)           Non-Renewal of the Term.  In the event the Company elects not to extend the Term pursuant to Section 2, unless the Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d) of this Section 7, the expiration of the Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and the Executive shall be entitled to receive the benefits and payments set forth under Section 7(b)(i)(A)-(D) above.  Following such termination of Executive’s employment under this Section 7(e), except as set forth in this Section 7(e) and Section 18, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
8.            Tax Withholding.
Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes.

9.            Confidentiality and Proprietary Rights.
(a)           Confidentiality.  The Executive acknowledges that as a result of his employment with the Company, the Executive will obtain secret and confidential information concerning the business of the Company, and its subsidiaries and affiliates (all of such entities referred to collectively in this Section as the “Affiliated Companies”).  Other than in the performance of his duties hereunder or if confidential information is required to be disclosed by law, court order or other legal process (provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment) or to the extent necessary to enable the Executive to enforce (or defend) his rights under this Agreement or any other agreement with the Company or any affiliate, the Executive agrees not to disclose, either during the Term of his employment with the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the Company which is not in the public domain or known within the relevant trade or industry (other than as a result of an unauthorized disclosure by the Executive) including trade secrets, budgets, strategies, operating plans, marketing plans, supplier lists, non-public company agreements, employee lists, or the customer lists or similar confidential information of the Company.
(b)           Proprietary Rights.  All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Affiliated Companies, which the Executive shall use or prepare or come in contact with in the course of, or as a result of his employment, or as a result of work performed by the Executive for the Company, shall, as between the parties, remain the sole property of the Company. Upon termination of his employment with the Company, the Executive agrees to promptly return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Executive agrees to disclose and assign, and does hereby assign, to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Executive, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, relating directly to the business, work or investigations of the Company or its subsidiaries (“Company Inventions”).
Notwithstanding the foregoing, the Executive understands that the provisions of this Agreement requiring assignment of Company Inventions to the Company do not apply to any invention that qualifies under the provisions of California Labor Code Section 2870 (as set forth in Exhibit A hereto). The Executive understands that Company will keep in confidence and will not disclose to third parties without the Executive’s consent any confidential information disclosed in writing to Company relating to inventions that qualify under the provisions of Section 2870 of the California Labor Code.
(c)           Except as may be required by applicable law, without the Executive’s prior written consent, the Executive shall not be subject to any restrictions on his activities following termination of employment with the Company other than as expressly set forth in this Agreement or the LTIP.
10.    Cooperation.
The Executive agrees that following the date of termination of employment, he shall reasonably cooperate with the Company, if so requested, with respect to the Company’s business affairs, as well as any internal or external investigation, claims or litigation (whether or not currently pending) involving the Company, including providing information and assistance and making himself reasonably available for both pre-trial discovery and trial proceedings. The Company shall promptly reimburse Executive for any out-of-pocket expenses incurred by Executive in connection with his cooperation with the Company pursuant to this Section 10, including, without limitation, any reasonable attorneys’ fees and travel and lodging costs incurred by the Executive.

11.          Nonassignability; Binding Agreement.
Neither this Agreement nor any right, duty, obligation or interest thereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.  If the Executive should die while any payment, benefit or entitlement is due to him pursuant to this Agreement, such payment, benefit or entitlement shall be paid or provided to his designated beneficiary (or, if there is no designated beneficiary, his estate).  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate. In addition, the Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
12.          Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto.  No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance.
13.          Notices.
Any notice hereunder by either party to the other shall be given in writing by personal delivery, email or certified mail, return receipt requested, to the applicable address set forth below:

(a)	To the Company:	American Apparel, Inc. 747 Warehouse Street Los Angeles, California 90021 Attention: Tobias S. Keller and/or General Counsel Email: tobiaskeller@AmericanApparel.net
(b)	To the Executive:	Hassan Natha 747 Warehouse Street Los Angeles, California 90021 Email: hassannatha@americanapparel.net
(or such other address as may from time to time be designated by written notice by any party hereto for such purpose). Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by email, on the business day following receipt of confirmation or, if by certified mail, on the date shown on the applicable return receipt.
14.              California Law.
This Agreement is to be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the choice-of-law provisions thereof. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.
15.          Arbitration.
The Company and the Executive agree that any and all disputes based upon, relating to or arising out of this Agreement, the Executive’s employment relationship with the Company or any of its subsidiaries or affiliates and/or the termination of that relationship, and/or any other dispute by and between the Executive and the Company or any of its subsidiaries or affiliates, including any and all claims that the Executive may at any time attempt to assert against the Company or any of its subsidiaries or affiliates, shall be submitted to binding arbitration in Los Angeles County, California, pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures, including the Optional Rules for Emergency Measures of Protection (the “Rules”), provided that the arbitrator shall allow for discovery sufficient to adequately arbitrate any asserted claims, including access to essential documents and witnesses, and otherwise in accordance with California Code of Civil Procedure § 1283.05, and provided further that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitrator shall be a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, to be mutually agreed upon by the parties. If, however, the parties are unable to agree upon an arbitrator, then an arbitrator, who is a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, shall be selected by AAA in accordance with the Rules. The Company and the Executive further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, that if either party prevails on a claim which affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law. In any event, the Company shall pay any expenses that the Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced. The Company and the Executive further agree that any hearing must be transcribed by a certified shorthand reporter, and that the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review.  Said award and decision shall be issued within thirty (30) calendar days of the completion of the arbitration. Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Los Angeles County, California.
16.          Injunctive Relief.
The Executive acknowledges and agrees that the services being rendered by the Executive to the Company under this Agreement are of a special, unique and extraordinary character that gives them peculiar value to the Affiliated Companies, the loss of which (in violation of this Agreement) would cause irreparable harm to the Affiliated Companies and affiliates, for which the Affiliated Companies would have no adequate remedy at law.  The Executive further acknowledges and agrees that the trade secrets and confidential and related information referred to in this Agreement each are of substantial value to the Affiliated Companies and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Affiliated Companies, for which the Affiliated Companies would have no adequate remedy at law. Therefore, in addition to any other remedies (in law or in equity) that may be available to the Company and/or any of its subsidiaries and affiliates under this Agreement or otherwise, the Affiliated Companies shall be entitled to obtain (pursuant to the Rules) temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief (pursuant to the Rules) to specifically enforce the Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.
17.          Counterparts.
This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
18.          Indemnification. With respect to any acts or omissions that may have occurred prior to termination of the Executive’s employment, the Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of California, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the

Company maintained by the Company generally for the benefit of its directors and officers (the “D&O Policies) (and the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained (including any time following Executive’s termination of employment), in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary thereof, or his serving or having served any other enterprises as a director, officer or employee at the request of the Company. During the Term and for a customary tail period, the Company shall maintain in full force and effect one or more D&O Policies covering the Executive with coverage amounts customary for a business of the nature and size as the Company.
19.          Cumulative Remedies.
Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.
20.          Headings; Construction.
The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.  In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.
21.          Survival.
Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including but not limited to the obligations set forth in Section 9 hereof) shall, unless otherwise specified, survive the termination or expiration of this Agreement and be binding on the Executive and the Company.
22.          General 409A Compliance.
To the maximum extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Code, as amended.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement which are payable upon the Executive's termination of employment until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive's termination of employment shall instead be paid in a lump sum on the first business day after the date that is six months following the Executive's termination of employment (or upon the Executive's death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.
23. Section 280G.
(a)    Notwithstanding any other provision of this Agreement, in the event that the Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company, any person whose actions result in a change of control of the Company or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision (“Section 280G”) and it is determined that, but for this Section 23(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision, the Company shall pay to the Executive an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G).
(b)    All computations and determinations called for by this Section 23 shall be made and reported in writing to the Company and the Executive by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Executive. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.
(c)    In the event that Section 23(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are exempt from Code Section 409A and (ii) reduction of any Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company.
24.          Preemption.  In the event there is a conflict between any provision of this Agreement and any other agreement, plan, policy or program of the Company, the provisions of this Agreement shall control.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, effective as of the Effective Date.

American Apparel, Inc.

By:	/S/ Tobias S. Keller
Tobias Keller, Interim General Counsel

/S/ Hassan Natha
Hassan Natha

Exhibit A
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Subdivision (a), the provision is against the public policy of this state and is unenforceable.”